July 18, 1994

Mr. Peter Raab
65 Lothrop
Grosse Pointe Farms, MI 48236

                              EMPLOYMENT AGREEMENT

Dear Pete:

     This letter contains the terms and conditions upon which DCT Components, Inc., formerly known as Nothdurft Tool & Manufacturing, Inc., Whitehead Manufacturing Co., Inc., Groves Manufacturing, Inc. and NTM Fasteners, Inc. (herein collectively the "Corporation") will employ you.

     1. Title and Duties.

     You shall render services in an executive capacity as Chairman and Chief Executive Officer of the Corporation. You shall serve as a member of the Board of Directors while an employee of the Corporation. Your duties shall be consistent with the general duties of supervision and management as determined by the Board of Directors of the Corporation.

     In addition, you shall have the following specific duties:

          (a) Develop an operating and profit plans and budgets for approval by the Board of Directors;

          (b) Develop plans and programs to achieve, maintain or enhance the quality awards and recognition of the Corporation;

          (c) Develop and implement a management training and development program; and



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Mr. Peter Raab
July _____, 1994
Page 2

          (d) Assure that all necessary and appropriate management systems, policies and procedures are in place and operational; and

          (e) Such other duties as shall be customarily associated with the position of Chief Executive Officer.

     Your office will be in the principal business office of the Corporation in Clinton Township, Michigan, but you agree to take such trips and temporary assignments away from this office as may be required in the performance of your responsibilities as Chairman and Chief Executive Officer.


     You shall devote your full business time and effort to the performance of your duties for the Corporation. Your services to the Corporation shall he rendered to the best of your ability and with loyalty to the Corporation. You shall not, during the term of this Agreement, render services to any person, firm, or corporation in any business that is competitive with the business of the Corporation; nor shall you have any interest, direct or indirect, in any business that is competitive with the business of the Corporation, other than ownership of not more than two (2%) percent of the outstanding stock of any corporation whose stock is held of record by more than 500 stockholders and is actively traded.

     2. Term.

     The term of your employment with the corporation shall commence July 18, 1994 (the "Employment Date" ) and shall be terminable by either party upon thirty (30) days written notice, as



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Mr. Peter Raab
July _____, 1994
Page 3

set forth in Paragraph 4(c) herein.

     3. Compensation and Benefits.

     Your compensation for the services you render shall be as follows:

          (a) Salary.

               The Corporation shall pay you an annual salary of $150,000.00 payable in weekly installments (less applicable withholding and payroll taxes). This salary level will be reviewed annually. Salary increases will be awarded based upon performance. Provided, however, for each year that the Corporation is profitable (using the aggregate profits and losses of each entity included in the definition of Corporation) your percentage salary increase shall be not less than the percentage Consumer Price Increase for that year in the metropolitan Detroit area.

          (b) Bonus.

               You shall be entitled to a bonus based upon the profitability of the Corporation as well as a subjective review of your overall performance and meeting the management goals and objectives as established by the Board of Directors. The total bonus for which you will be eligible is 100% of your salary. The portion of your bonus based upon profitability shall be 75% of your total bonus and shall be computed using a formula tied to the profitability of the Corporation as a percentage of total sales and


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Mr. Peter Raab
July ____, 1994
Page 4

          shall be paid annually by March 15, for the preceding calendar year's performance or parts thereof.

               For your bonus computation based upon profitability, a factor shall be applied to each year's pre-tax profit percentage of sales based upon the following formula:

                  Years ending December 31st                        Factor
                  --------------------------                        ------

                   1994, 1995, 1996                                  20x
                   1997, 1998                                        15x
                   1999 and thereafter                               10x

          By way of example, if the annual profit as a percentage of sales is 6% for the year ending December 31, 1996, your bonus, based upon profitability, would be 20 times 6% or 120% of your salary, provided, however, the aggregate bonus based upon profit percentage cannot exceed 75% of your annual salary. In addition to the annual profit percentage bonus, you shall be eligible for an additional annual bonus based upon the overall performance of the Corporation and your achieving your management objectives. In awarding this bonus, the Board will consider the Corporation's overall profitability and cost percentages, quality awards, management team and operating systems and your achieving your management objectives. This bonus award shall also be paid by March 15, for the preceding calendar year's performance or parts thereof. For purposes of this Agreement, the term "pre-tax profit" shall be the pre-tax profit of the Corporation as computed by the certified public accountant regularly retained by the Corporation in



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Mr. Peter Raab
July ____, 1994
Page 5

          accordance with generally accepted accounting principles consistently applied. It is our intention that you have a realistic opportunity to earn a bonus of up to 100% of your then annual salary when considering both of the components outlined above.

          (c) Equity Participation Plan.

               Upon the completion of your eighteenth (18th) month of employment, you will be entitled to participate in future equity growth in the Corporation through a phantom stock plan, stock appreciation rights plan, equity participation contract or similar plan to be developed by the Corporation and mutually agreed upon. Your equity participation plan would have the following attributes:

              (i)   Months 19 to 30                 1%
                    Months 31 to 43                 2%
                    Months 44 to 56                 3%
                    Months 57 to 69                 4%
                    Months 70 to 82                 5%

               You would be entitled to receive the applicable percentage increase above net book value (stockholder equity) as of December 31, 1995, as computed by the certified public accountant then serving the Corporation in accordance with generally accepted accounting principles consistently applied, upon termination of your employment with the Corporation and in accordance with the payment terms incorporated into the plan;



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Mr. Peter Raab
July ____, 1994
Page 6

              (ii) Each of the applicable years allocation under the plan shall be immediately vested; and

              (iii) Upon your termination of employment any payments you may be entitled to under the plan shall be paid in accordance with the terms of the plan.

          (d)  Business Expenses.

               The Corporation shall reimburse you for business travel and entertainment expenses consistent with the Corporation's policies as they exist from time to time.

          (e)  Automobile Allowance.

               The Corporation shall pay you a One Thousand and no/100 ($1,000.00) Dollar per month car allowance to cover all of your automobile expenses.

          (f)  Life Insurance.


               The Corporation shall pay the annual premium on a Seven Hundred Sixty-Nine Thousand and no/100 ($769,000.00) Dollar term life insurance policy on your life to be owned by you and you shall have the right to designate the beneficiary.

          (g)  Disability Insurance.

               The Corporation shall pay the premium on, or, shall reimburse the premium to you for a Five Thousand and no/100 ($5,000.00) Dollars per month disability income insurance policy.



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Mr. Peter Raab
July ____, 1994
Page 7

          (h)  Vacation.

               You shall be entitled to five (5) weeks vacation per year.

          (i)  Detroit Athletic Club.

               The Corporation shall reimburse you for all dues and assessments for your membership in the Detroit Athletic Club.

          (j)  Young Presidents Organization.

               The Corporation shall be responsible for your annual dues and the cost for you to attend an area conference or university on alternating years. The annual cost shall not exceed $8,000.00 unless otherwise mutually agreed.

          (k)  Health Insurance.

               The Corporation shall provide health insurance coverage for you and your family in accordance with the Corporation's plan in effect from time to time. For the first ninety (90) days, the Corporation shall reimburse your COBRA coverage costs from your former employer.

          (1)  Other Benefits.

               You shall be allowed to participate in all other benefit plans provided to employees in accordance with their respective eligibility requirements, including by way of example, the 401(k) and profit sharing plan.


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Mr. Peter Raab
July ____, 1994
Page 8

     4.   Termination.

          (a)  Automatic Termination.

               This Agreement shall automatically terminate upon your death or disability. Disability shall mean physical or mental illness which, in the reasonable opinion of the Board of Directors of the Corporation, results in your inability to perform the duties required under this Agreement for a period of three (3) consecutive months. Such disability shall constitute a termination for cause, as described in Subparagraph (b) below.

          (b)  Termination for Cause.

               This Agreement may be terminated by the Corporation for cause immediately upon written notice to you specifying with particularity the basis for termination. Termination shall be deemed to be "for cause" if you have been dismissed for dishonesty, conviction of a felony, material breach of this Agreement (including breach of confidentiality as set forth in Paragraph 5 below) and gross insubordination or performing duties in an unsatisfactory manner. Provided, however, if you are being terminated by the Corporation for "performing duties in an unsatisfactory manner", prior to your termination, the Corporation shall be obligated to give you notice in writing of those duties which you are performing not to the satisfaction of the Corporation. After the receipt of said notice, you shall have one hundred eighty (180) days to improve your performance and during


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Mr. Peter Raab
July ____, 1994
Page 9

          this period the Corporation shall provide written evaluations every thirty (30) days of your performance. After the one hundred eighty
          (180) day period, if the Corporation still has determined that you are performing your duties in an unsatisfactory manner, your termination for cause shall be effective upon the expiration of the one hundred eighty (180) day period. In the event of any termination for cause as provided in this Paragraph 4(b), you shall no longer be an employee of the Corporation and shall have no rights hereunder. In the event of termination for cause, all payments and benefits, including any accrued bonus for the previous fiscal year and equity participation plan, as provided herein shall terminate on the effective date of your termination.


          (c)  Termination Without Cause.

               This Agreement my be terminated by either you or the Corporation without cause upon thirty (30) days prior written notice.

          (d)  Severance Benefits.

               If (i) this Agreement is terminated by the Corporation pursuant to Paragraph 4(c) during the first thirty-six (36) months of the Agreement, you shall be entitled to receive in addition to compensation set forth in Paragraph 3(a), severance benefits equal to twelve (12) months salary and benefits excluding any bonus to which you might otherwise have been entitled (less applicable withholding and payroll taxes) but reduced by the amount


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Mr. Peter Raab
July ____, 1994
Page 10

          of your salary for such period from any other employment and payable at the time such salary payments would otherwise be made. You shall promptly advise the Corporation of any reemployment. Such payments shall be in full settlement of any and all claims at law or in equity you may have against the Corporation.

               Other than Severance Benefits provided in this Paragraph 4(d), your compensation and benefits are payable only through the date of termination of your employment. Any salary payable to you for the period prior to termination shall be prorated on a daily basis. Should the Corporation be sold and you are thereafter terminated within twelve (12) months of the date of sale, the severance payments to which you shall be entitled shall be for twelve (12) months. Sale is hereby understood to include a sale or transfer of controlling stock interest.

               Upon any termination of this Agreement, your obligations under Paragraph 5 of this Agreement will survive. Provided that the economic responsibilities of the Corporation are met in a timely fashion.

     5.   Confidential Information, Inventions, Etc.

          (a) You shall not during the term of this Agreement or after termination, directly or indirectly,

               (i) Attempt to induce any employee of the Corporation to render services for any other employer; or

               (ii) Use or furnish to anyone (except as




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Mr. Peter Raab
July ____, 1994
Page 11

          required in the ordinary course of performing your employment duties for the Corporation) any confidential information, invention, discoveries, technical data, product data, financial data or trade secrets relating to the Corporation's business, including information relating to processes, or contracts involved in such business, or the design, production, sale, or distribution of any products of the Corporation, or the personnel of the Corporation or their compensation or employment arrangements, or the identity of, or products purchased, or customers of, or prices paid by, customers of the Corporation. Records prepared by you or that come into your possession during your employment are and remain the property of the Corporation, and when your employment terminates, such records and any copies or summaries must be left with the Corporation. The Corporation shall be entitled to injunctive relief if you violate this Paragraph, in addition to any other remedy provided by law.

          (b) You will treat as for the sole benefit of the Corporation, and fully and promptly disclose and assign to the Corporation, without additional compensation, all ideas, discoveries, inventions and improvements, whether patentable or not, which relate to the business, activities or interests of the Corporation or which result from or relate to the subject matter of any work which you may do for, on the premises of, at the expense of, or on behalf of the Corporation, and which are or have been



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Mr. Peter Raab
July ____, 1994
Page 12

     made, conceived or reduced to practice by you, alone or jointly with others, during or after usual working hours, either on or off your job, while you are employed by the Corporation. All such ideas, discoveries, inventions and improvements which you may claim to have been conceived by you, solely or jointly, within six (6) months after the termination of such employment shall be presumed to have been made during such employment unless you prove otherwise.

     At the Corporation's expense, at any time during or after such employment, you will sign all papers and do such other acts as the Corporation deems necessary or desirable or may reasonably require of you to assign and protect the Corporation's or its nominee's rights to such ideas, discoveries, inventions and improvements, including applying for, obtaining and enforcing patents, trademarks or copyrights on such ideas, discoveries, inventions and improvements in any and all countries of the world.

     6. Covenant Not To Compete.

     You agree that for a period of two (2) years following termination of this Agreement either by you or the Corporation, you shall not enter into any arrangement or understanding, be employed by, engage in, be connected with, or have any interest in, directly or indirectly as owner, partner, shareholder, director, manager, supervisor, or any other kind of employee, agent, consultant, or advisor, any entity which competes



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Mr. Peter Raab
July ____, 1994
Page 13

with the Corporation anywhere in the States of Michigan, Indiana, Ohio and Illinois or the Province of Ontario, Canada. Excluded from this Paragraph is your ownership of not more than two (2%) percent of the outstanding stock of any corporation whose stock is held of record by more than 500 stockholders and is actively traded. The Corporation shall be entitled to injunctive relief if you violate this Paragraph, in addition to any other remedy provided by law.

     7. Successors or Assigns.

     This Agreement shall be binding upon the successors and assigns of the Corporation, any assigns of all or substantially all of its business, and any other corporation into which the Corporation may be merged or with which it may be consolidated. This Agreement, and any rights you my have to receive payments, may not be assigned or pledged by you.

     8. Other.

     Any dispute or claim involving this Agreement shall be settled by an arbitration in Southfield, Michigan under the commercial rules of the American Arbitration Association. Any dispute or claim shall be deemed waived unless arbitration is demanded within ninety (90) days of the occurrence giving rise to the dispute or claim. The arbitrator shall have no authority to change any provision of this Agreement; the arbitrator's sole authority shall be to interpret or apply the provisions of this





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Mr. Peter Raab
July , 1994
Page 14

Agreement. The decision of the arbitrator shall be final and binding and the exclusive remedy for any alleged breach of the employment relationship. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     Any notice given pursuant to this Agreement shall be deemed given when sent by nationally recognized courier service, registered or certified mail, postage prepaid and return receipt requested, addressed to the appropriate party; if to the Corporation, at 20101 Hoover Road, Detroit, Michigan 48205, and if to you, at the address indicated above, unless notice of a different address has been given.

     This Agreement contains our entire agreement and supersedes all prior oral or written understandings and agreements. We can modify this Agreement only by a writing signed by both you and the Corporation. This Agreement is governed by Michigan law.

     If you agree with the terms of this letter, please sign and return the enclosed copy to make it our binding agreement. This letter has been approved by the Corporation's Board of Directors.

                                           DCT COMPONENTS, INC.

                                           By: /s/ Bronce Henderson
                                              ---------------------------
                                              Bronce Henderson
                                              Its: Director

Accepted, and Agreed:

/s/Peter Raab
---------------------                                         Dated: 9/2, 1994
Peter Raab



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                       AMENDMENT OF EMPLOYMENT AGREEMENT

This Amendment of Employment Agreement (hereinafter referred to as "Amendment") is made and entered into this 30th day of June, 1996 by and between DCT Component Systems, Inc. (hereinafter referred to as the "Corporation") and Peter

Raab (hereinafter referred to as the "Employee").

WITNESSETH

WHEREAS, the Corporation and Employee entered into an Employment Agreement dated July 18, 1994 whereby the Corporation agreed to employ the Employee as the Chairman and Chief Executive of the Corporation (hereinafter referred to as "Employment Agreement"), and the Employee agreed to be employed by the Corporation on such basis, a copy of which is attached hereto as Exhibit A and thereby made a part hereof;

WHEREAS, simultaneously herewith, the Corporation is selling to the Employee, and the Employee is purchasing from the Corporation, Two Hundred Sixty-Nine
(269) shares of the common stock of the Corporation pursuant to a stock Purchase Agreement of even date herewith (hereinafter referred to as "Stock Purchase Agreement");

WHEREAS, simultaneously herewith, the Corporation is adopting an Executive Bonus Pool Plan whereby the Corporation shall provide bonuses to certain key employees and managers of the Corporation, including officers and directors, based upon the pre-tax earnings of the Corporation, for which the Employee will be eligible (hereinafter referred to as "Bonus Pool Plan");

WHEREAS, in consideration of the benefits to which Employee shall become entitled to under the Stock Purchase Agreement and the Bonus Pool Plan, Employee has agreed to amend the Employment Agreement to eliminate certain provisions of the Employment Agreement regarding bonuses to be provided by, and equity participation in, the Corporation;

NOW THERFORE, for and in consideration of the promises and mutual agreements herewith set forth, the parties hereto agree as follows:

          Section 1. Bonus. The parties hereby agree that the Employment Agreement is amended to delete Section 3(b) of the Employment Agreement in its entirety.



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          Section 2. Equity Participation Plan. The parties hereby agree that the Employment Agreement is amended to delete Section 3 (c) of the Employment Agreement in its entirety

          Section 3. Waiver. Employee waives and any and all rights whether absolute or contingent, accrued or unaccrued, that he may have under
     Section 3 (b) and Section 3 (c) of the Employment Agreement.

          Section 4. Continuation. Except as provided above, the Employment Agreement shall continue in full force and effect.


     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day first above written.

 WITNESSETH:                                       "EMPLOYEE"

                                                   /s/ Peter Raab
----------------                                   --------------------
                                                   Peter Raab
----------------

                                                   "CORPORATION"

                                                   DCT COMPONENT SYSTEMS, INC.
                                                   a Michigan Corporation

                                                   By: /s/ Robert J. Skandalaris
-----------------                                     --------------------------

-----------------                                  ITS: CEO
                                                       --------------------

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